Exhibit 6

, 2021

SOC Telemed, Inc.

1768 Business Center Drive, Suite 100
Reston, Virginia 20190

Credit Suisse Securities (USA) LLC

As Representative of the several
Underwriters listed in Schedule 1 to the
Underwriting Agreement referred to below

c/o	Credit Suisse Securities (USA) LLC
Eleven	Madison Avenue
New	York, NY 10010-3629

Ladies and Gentlemen:

The undersigned understands that Credit Suisse Securities (USA) LLC (“Credit Suisse”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with SOC Telemed, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters listed in Schedule A therein (the “Underwriters”) of the Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company. In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Common Stock, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that without the prior written consent of Credit Suisse, on behalf of the Underwriters, the undersigned will not, directly or indirectly (or cause any direct or indirect affiliate to), during the period specified in the following paragraph (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, any Common Stock or securities convertible into or exchangeable or exercisable for any Common Stock (including, without limitation, Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), securities which may be issued upon exercise of a stock option or warrant and any Common Stock, options, warrants or other securities convertible into or exchangeable or exercisable for any Common Stock now owned or hereafter acquired by the undersigned (collectively, the “Lock-Up Securities”)), (2) enter into any swap, hedge, option, derivative or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended to, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned) or transfer of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Securities, in cash or otherwise, (3) exercise any right with respect to the registration of any Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted, any registration statement in connection therewith, under the Securities Act of 1933, as amended (the “Securities Act”) or (4) publicly disclose the intention to do any of the foregoing. Furthermore, the undersigned confirms that it has furnished Credit Suisse with the details of any transaction the undersigned, or any of its affiliates, is a party to as of the date hereof, which transaction would have been restricted by this agreement (this “Lock-Up Agreement”) if it had been entered into by the undersigned during the Lock-Up Period.

The foregoing shall not apply to:

(a)	transactions relating to Lock-Up Securities acquired in the open market after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than on Form 5, if such Form 5 is filed after the expiration of the Lock-Up Period) shall be required or shall be voluntarily made in connection with subsequent sales of such Lock-Up Securities acquired in such open market transactions;

(b)	transfers of Lock-Up Securities (i) as a bona fide gift or gifts or for bona fide estate planning purposes or (ii) upon death or by will, testamentary document or intestate succession;

(c)	transfers of Lock-Up Securities to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(d)	if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, distributions, transfers or dispositions of Lock-Up Securities (i) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, or to any investment fund or other entity controlled or managed by the undersigned or affiliates of the undersigned, or (ii) by the undersigned to its stockholders, current or former partners (general or limited), members, beneficiaries or other equity holders, or to the estates of any such stockholders, partners, beneficiaries or other equity holders;

(e)	(i) the receipt by the undersigned from the Company of shares of Common Stock upon the exercise of options, settlement of restricted stock units or other equity awards granted under equity incentive plans described in the registration statement related to the Public Offering (the “Registration Statement”), or the exercise of warrants (including the exercise of warrants in connection with a redemption of such warrants by the Company) outstanding and which are described in the Registration Statement; (ii) transfers of Lock-Up Securities to the Company upon the “net” or “cashless” exercise of stock options or other equity awards granted pursuant to equity incentive plans described in the Registration Statement or warrants (including the exercise of warrants in connection with a redemption of such warrants by the Company) outstanding and which are described in the Registration Statement; or (iii) forfeitures of shares of Lock-Up Securities to the Company to satisfy tax withholding requirements of the undersigned or the Company upon a vesting or settlement event, during the Lock-Up Period, of equity awards granted under equity incentive plans or pursuant to other stock purchase arrangements, in each case described in the Registration Statement; provided that, in each case, the Lock-Up Securities shall continue to be subject to the restrictions on transfer set forth in this Lock Up Agreement, and provided further that, if required, any public report or filing under Section 16(a) of the Exchange Act shall indicate in the footnotes thereto the nature of the transaction;

(f)	transfers of Lock-Up Securities that occur by operation of law pursuant to a qualified domestic order in connection with a divorce settlement or other court order; provided that (i) the transferee shall sign and deliver a lock-up letter substantially in the form of this Lock-Up Agreement and (ii) any filing required under Section 16(a) of the Exchange Act during the Lock-Up Period shall indicate in the footnotes thereto the nature of the transaction;

(g)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (i) no transfers of Lock-Up Securities occur under such plan during the Lock-Up Period and (ii) no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made by or on behalf of the undersigned or the Company during the Lock-Up Period; or

(h)	transfers of Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control (as defined below) of the Company; provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Lock-Up Agreement;

provided, further, that in the case of any transfer or distribution pursuant to clauses (b), (c) or (d), (i) each donee, trustee, transferee or distributee shall sign and deliver a lock-up letter substantially in the form of this Lock-Up Agreement, (ii) such transfers are not dispositions for value and (iii) no public announcement or filing under the Exchange Act regarding such transaction shall be required or shall be voluntarily made by or on behalf of the undersigned or the Company during the Lock-Up Period.

For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a “person” (as defined in Section 13(d)(3) of the Exchange Act) or group of persons (other than the Company) of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving entity).

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 90 days after the date (the “Public Offering Date”) set forth on the cover of the final prospectus (the “Prospectus”) used to sell the Common Stock pursuant to the Underwriting Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned understands that the Company and the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Lock-Up Agreement.

It is understood that if (i) the Company notifies Credit Suisse that it does not intend to proceed with the Public Offering, (ii) the registration statement furnished to or filed with the SEC with respect to the Public Offering is withdrawn prior to the execution of the Underwriting Agreement, (iii) the Underwriting Agreement does not become effective by June 30, 2021, or (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, this Lock-Up Agreement shall become null and void and the undersigned will be released from all obligations under this Lock-Up Agreement.

Whether the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the Common Stock and the undersigned has consulted its own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although Credit Suisse may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Public Offering, Credit Suisse and the other Underwriters are not making a recommendation to you to enter into this Lock-Up Agreement and nothing set forth in such disclosures is intended to suggest that Credit Suisse or any Underwriter is making such a recommendation.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement and that, upon request, the undersigned will execute any additional documents reasonably necessary in connection with the enforcement thereof. This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

This Lock-Up Agreement may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transaction Act, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows.]

Very truly yours,

Name of Security Holder (Print exact name)

By:
(Signature)

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)
(indicate capacity of person signing
if signing as custodian, trustee, or
on behalf of an entity)

[Signature Page to SOC Telemed, Inc. Lock-Up Agreement]

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